Exhibit 99.1

                 ADVANCIS PHARMACEUTICAL REPORTS FULL YEAR 2006
                     RESULTS AND 2007 CORPORATE INITIATIVES

                Resubmission of Amoxicillin PULSYS NDA Complete;
              Company Pursuing Additional Financing and Identifies
                   Cost-cutting Initiatives to Preserve Cash;
        Company Retains Investment Bank to Explore Strategic Alternatives

    GERMANTOWN, Md., March 27 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter and fiscal year ended December 31, 2006, and other corporate initiatives designed to fund its operations, preserve cash, and increase shareholder value.

    Advancis reported fourth quarter 2006 revenue of $1.2 million, compared to revenue of $2.4 million in the third quarter of 2006 and $1.6 million in the fourth quarter of 2005. Full year 2006 revenue totaled $4.8 million, compared to full year 2005 revenue of $16.8 million. Product sales from the Company's Keflex(R) antibiotic made up all of the Company's revenue in 2006 and were $4.8 million for the year, essentially level with $4.8 million of product sales for the full year of 2005.

    Total expenses for the fourth quarter of 2006 were $14.9 million, up from $12.2 million in the third quarter of 2006 and $8.3 million in the fourth quarter of 2005. For the full year of 2006, total expenses were $48.2 million, compared to $50.8 million during the full year of 2005.

    Net loss was $13.8 million for the fourth quarter, compared to a net loss of $9.9 million in the third quarter of 2006 and a net loss of $6.4 million in the fourth quarter of 2005. Net loss per share applicable to common stockholders during the fourth quarter of 2006 was ($0.44), compared to a net loss per share of ($0.33) in the prior quarter, and a net loss per share of ($0.22) in the comparable quarter of last year. Net loss per share applicable to common stockholders for 2006 was ($1.38) compared to a net loss per share of ($1.20) in 2005. As of December 31, 2006, cash, cash equivalents and marketable securities totaled $15.4 million.

    Following year-end, Advancis received a "refusal to file" letter from the U.S. Food and Drug Administration (FDA) for its once-daily Amoxicillin PULSYS New Drug Application (NDA), requesting additional information on the Company's planned commercial manufacturing processes. Advancis subsequently participated in a meeting with the Agency and obtained clarification on what additional information would be required by the FDA for the filing to be accepted. The Company resubmitted its NDA via the 505(b)(2) regulatory pathway on March 23, 2007.

    "We achieved clinical and operational progress during 2006, and we look forward to continuing the advancement of our Amoxicillin PULSYS product following our NDA resubmission last week," stated Edward M. Rudnic, Ph.D., president and CEO of Advancis. "However, as we look forward into 2007, completing a financing and providing necessary capital to fund our business is a primary focus. Additionally, we have begun working with an investment bank to explore strategic alternatives."

    OPERATIONAL HIGHLIGHTS

    Amoxicillin PULSYS -- NDA Filing Update

    On December 14, 2006, Advancis submitted a NDA with the FDA for its once-daily Amoxicillin PULSYS product for the treatment of adults and adolescents with acute pharyngitis and/or tonsillitis (commonly referred to as strep throat). On February 12, 2007, Advancis received a "refusal to file" letter from the FDA for its once-daily Amoxicillin PULSYS NDA, requesting additional information on the Company's planned commercial manufacturing processes. In its letter, the FDA indicated that Advancis' application was not sufficiently complete in that it did not include a proposed commercial batch record or a detailed commercial process description with process parameters and in-process controls.

    Advancis participated in a meeting with the FDA regarding the Company's NDA for its Amoxicillin PULSYS product on February 26, 2007. In that meeting, Advancis obtained clarity from the FDA on the additional information that was required for its NDA filing to be accepted.

    Advancis agreed to provide the additional information on its commercial manufacturing processes requested by the FDA for the filing to be accepted, and resubmitted its NDA via the 505(b)(2) regulatory pathway on March 23, 2007. If the filing is accepted and the product approved, Advancis anticipates it could be ready for commercial launch of Amoxicillin PULSYS by as early as the first quarter of 2008, assuming the Company has sufficient capital resources to do so.

    Amoxicillin is currently not approved for once-daily dosing to treat pharyngitis. If approved for marketing, physicians prescribing Amoxicillin PULSYS would have available the first once-daily product in the aminopenicillin class for the treatment of pharyngitis while utilizing approximately one-half the amount of amoxicillin currently used. About 15 million patients annually seek relief of sore throat symptoms in the United States.

    Additional Capital Raising Initiatives and Cost Reductions for 2007

    Advancis is currently pursuing the raise of additional capital and believes it has several available financing options. The Company expects to complete a financing within the next several weeks, with the goal of providing sufficient cash to fund the Company's operations into 2008. However, there can be no assurance that the Company will be able to do so. In addition, the Company cautions that its cash requirements in 2007 will be impacted by the continued market acceptance of Keflex 750 capsules and its level of spending for the remainder of the year.

    In order to minimize the Company's financing requirements, it has initiated cost reductions including personnel reductions, postponement of PULSYS clinical development programs other than Amoxicillin PULSYS for adults and adolescents, and elimination of other discretionary spending. Advancis' future development efforts for its PULSYS product candidates and its ability to continue its business operations will be dependent upon its ability to secure additional capital.

    Keflex(R) Capsules (Cephalexin, USP) -- Commercialization Update

    During the fourth quarter, Advancis continued the commercialization of its new 750mg strength Keflex capsules through a targeted and dedicated national contract sales force of approximately 75 sales representatives and eight Advancis district sales managers (now seven district sales managers). Advancis contract sales representatives began directly promoting Keflex 750mg capsules to targeted physicians as well as providing patient starter samples in late July 2006.

    In late September, Advancis commenced specific initiatives to significantly increase the number of pharmacies stocking Keflex 750. Based on these initiatives, the Company believes approximately 25,000 pharmacies carried Keflex 750 at the end of 2006, including several major retail pharmacy chains that stocked Keflex 750 in a majority of their stores.

    Since its introduction, the number of prescriptions filled with Keflex 750mg capsules has continued to grow. Based on prescription data from IMS Health, approximately 6,000 prescriptions were filled for Keflex 750mg capsules for the week ended March 16, 2007. Advancis cautions against annualizing this weekly information.

    Keflex PULSYS Product Development

    During the fourth quarter of 2006, Advancis completed two additional Phase I studies for the development of a once-a-day Keflex product utilizing the Company's proprietary PULSYS(TM) technology. Based on the results from its Phase I studies, the Company believes it has completed its formulation development Phase I program for its Keflex PULSYS product candidate. Further development for Keflex PULSYS and/or Advancis' other product candidates, however, will be dependent upon the Company's ability to secure additional financial resources.

    Advancis' once-daily Keflex PULSYS product candidate is designed to increase the convenience of cephalexin therapy, which is currently dosed two to four times daily for a period of seven to 14 days. There is currently no once-daily cephalexin product approved for marketing in the United States.

    Investment Bank Retained to Explore Strategic Alternatives

    Advancis announced that its board of directors has authorized the Company to evaluate various strategic alternatives to further enhance shareholder value. Advancis has retained an investment bank focused on the life sciences industry to assist in the evaluation of a full range of strategic alternatives available to the Company.

    Strategic alternatives the Company may pursue could include, but are not limited to, continued execution of the Company's operating plan, the sale of some or all of the Company's assets, partnering or other collaboration agreements, or a merger or other strategic transaction. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. The Company does not intend to disclose developments with respect to this process unless and until the evaluation of strategic alternatives has been completed.

    FINANCIAL DETAILS

    -- Total revenue, resulting entirely from net Keflex product sales, was $1.2 million in the fourth quarter of 2006, compared to net product sales of $2.4 million in the prior quarter and $1.6 million in the fourth quarter of 2005. Revenue for the full year of 2006 was $4.8 million, resulting from net Keflex product sales. Revenue totaled $16.8 million for the full year of 2005, consisting of Keflex product sales and revenue recognized under the Company's prior collaboration with Par Pharmaceutical Companies for Amoxicillin PULSYS.

    -- Operating expenses. Fourth quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $6.3 million, compared to $5.7 million in the previous quarter and $6.3 million in the fourth quarter of 2005. Increased sequential R&D expenses in the fourth quarter of 2006 primarily were due to an increase in clinical trial expenses.

       For the full year of 2006, total R&D expenses were $26.0 million, down from $39.7 million in the full year of 2005. Lower R&D expenses in 2006 resulted from the Company conducting only one Phase III clinical trial in 2006 versus two Phase III trials in 2005, as well as decreased salaries and related costs resulting from its workforce reduction in July 2005.

       Selling, general and administrative (SG&A) expenses totaled $8.3 million in the fourth quarter of 2006, up from $6.1 million in the third quarter of 2006, and $1.8 million in the fourth quarter of 2005. For the full year of 2006, total SG&A expenses were $21.3 million, up from $10.5 million in the prior year. Increased SG&A expenses were primarily due to selling and marketing costs associated with the launch of the Company's new Keflex 750mg product in the third quarter of 2006.

       Stock-based compensation recorded in the fourth quarter 2006 was a total of $0.5 million, of which $0.1 million was recorded in R&D expense and $0.4 million was recorded in SG&A expense. In the third quarter 2006 and fourth quarter 2005, total stock-based compensation expense was $1.1 million and ($0.1) million, respectively.

    -- Net loss for the fourth quarter of 2006 was $13.8 million. This compares to a net loss of $9.9 million in the third quarter of 2006, and $6.4 million in the fourth quarter of 2005. For the full year of 2006, net loss was $42.0 million, up from a net loss of $33.0 million over the full year of 2005.

    -- Net loss per share applicable to common stockholders for the fourth quarter of 2006 was ($0.44), compared to a loss per common share of ($0.33) in the prior quarter and ($0.22) in the fourth quarter of 2005. For the full year of 2006, net loss per share applicable to common stockholders was ($1.38), compared to ($1.20) in the full year of 2005. Higher net loss per share in 2006 compared to 2005 was mainly attributable to a decrease in total revenue in 2006 from the prior year and costs associated with the launch of the Company's new Keflex 750mg product in 2006.

       Per share figures were computed on the basis of a weighted average of
       31.5 million shares outstanding in the fourth quarter of 2006, 30.3 million in the third quarter of 2006, and 29.7 million shares outstanding in the fourth quarter of 2005. Per share figures for the full year of 2006 were computed based on an average of 30.5 million shares outstanding, and 27.4 million shares outstanding for the full year of 2005.

    -- Cash and marketable securities increased by $2.8 million during the fourth quarter. Changes were composed of $16.7 million of net proceeds from the private placement of common stock, and $1.5 million for non-cash expenses; offset by $13.7 million of operating losses, and $0.7 million in loan payments, and $1.0 million for working capital changes and other items.

    -- The Balance Sheet at the end of the fourth quarter of 2006 reflected
       $15.4 million of unrestricted cash, cash equivalents and marketable securities, compared to $12.6 million as of September 30, 2006, and $29.4 million as of December 31, 2005.

    -- The Company's Form 10-K was filed on March 26, 2007 and included an unqualified integrated audit report with a going concern explanatory paragraph modification from the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP. The integrated audit report states that the Company has suffered recurring losses and has insufficient liquidity to fund its ongoing operations that raise substantial doubt about the Company's ability to continue as a going concern. The Company believes that it has several available financing alternatives, and anticipates completing a financing transaction providing additional capital within the next several weeks. However, no assurance can be given that the Company will be able to successfully complete a financing.

    FINANCIAL GUIDANCE AND FUTURE CASH REQUIREMENTS

    The Company provides the following estimates for its 2007 financial results. These estimates assume the Company completes a financing of approximately $20 million net proceeds in the near term. The Company needs to raise capital in order to fund its future operations. In order to minimize financing requirements in 2007, the Company has initiated cost reductions including personnel reductions, postponement of PULSYS clinical development programs other than Amoxicillin PULSYS for adults, and elimination of other discretionary spending.

    Total revenue for 2007 is expected to be approximately $10 million to $14 million, resulting from Keflex product sales. Net loss for the year is expected to be between $36 million and $40 million, or approximately $0.99 to $1.10 per diluted common share, based on approximately 36.4 million outstanding shares. Non-cash charges for 2007, consisting primarily of stock- based compensation expenses and depreciation and amortization, are expected to be approximately $7 million. Total cash used in 2007 is estimated to be between $25 and $33 million.

    In order to provide existing and prospective investors with additional information on our expected financial results and future cash requirements, we are providing the following additional forward-looking information and comments. These forward-looking statements are based on management's current expectations, and actual results could differ materially. Assumptions made by management for these estimates include, but are not limited to, the following:

    a. Revenue -- The estimate of $10 to $14 million assumes that prescriptions filled for Keflex 750 will continue to increase by approximately 2,000 to 3,000 per month through 2007, which is consistent with the monthly trend to date for the product. Growth in prescriptions filled is expected to generate pharmacy orders to wholesalers, which in turn will generate orders to the Company. No assurance can be given, however, that Keflex 750 sales will increase from current levels, or that sales of Keflex 750 will not decline. The forecast also assumes that sales and marketing efforts for Keflex 750 continue at a significant level. The Company will continue to closely monitor the progress of Keflex 750 product sales and the related product, sales, and marketing expenses during the year with the objective of a level of cash receipts at least equal to cash expenditures.

    b. Research and development expense -- Estimated research and development expense of approximately $20 to $22 million includes approximately $7 to $8 million for costs being paid by the Company to its third party contract manufacturer for Amoxicillin PULSYS, to allow them to complete the build-out of its contract manufacturing facility in Clonmel, Ireland and prepare for the potential FDA pre-approval inspection related to the Amoxicillin PULSYS New Drug Application. The forecast also assumes approximately $1 million is paid by the Company for equipment being installed at the Clonmel facility, which will be owned by the Company. Potential expenditures on research projects other than Amoxicillin PULSYS, such as Keflex PULSYS and the pediatric PULSYS program, have been postponed until additional financial resources are available.

    c. Selling, general and administrative expense (SG&A) -- Estimated SG&A expense of approximately $23 to $26 million includes approximately $12 to $14 million for sales and marketing. These expenses include the sales force (field representatives provided by Innovex, a contract sales organization for the promotion of Keflex 750) and marketing and samples costs related to Keflex 750. Marketing costs have been reduced from levels incurred earlier in the Keflex 750 launch, reflecting a more focused approach and less general advertising. Sales force costs are under review, with a restructuring of the sales force being considered to increase its effectiveness and potentially decrease costs. General and administrative expenses in 2007 are expected to decrease compared to 2006 due to planned reductions in personnel costs and in discretionary spending.

    d. Debt service -- Approximately $0.3 million is paid monthly to Merrill Lynch Capital for principal and interest on a term loan. The loan agreement requires that we maintain a minimum liquidity level (unrestricted cash and marketable securities) of $5 million.

    e. Cash -- Cash used in 2007 is expected to total $25 million to $33 million. The rate of net cash used in the second half of the year is expected to be significantly lower than the first half due to lower research and development costs, lower general and administrative expenses, and higher cash receipts from product sales.

    These 2007 estimates are forward-looking statements that involve risks and uncertainties, and actual results could vary materially.

    ABOUT ADVANCIS PHARMACEUTICAL CORPORATION:

    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

    ABOUT KEFLEX:

    Keflex(R) Capsules (Cephalexin, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. Keflex is currently available in 250mg capsules, 500mg capsules, 750mg capsules, and powder for oral suspension. Keflex is contraindicated in patients with known allergy to the cephalosporin group of antibiotics. Before therapy with cephalexin is instituted, careful inquiry should be made to determine whether the patient has had previous hypersensitivity reactions to cephalexin, cephalosporins, penicillins, or other drugs. Keflex should be administered with caution in the presence of markedly impaired renal function or a history of gastrointestinal disease, particularly colitis. More information on Keflex and prescribing information are available at http://www.keflex.com

    This announcement contains historical financial information as of and for the years and three-month periods ended December 31, 2006 and December 31, 2005 that is unaudited for the three-month periods ended December 31, 2006 and December 31, 2005, and Advancis assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year.

    This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for 2007 and thereafter included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) raise additional capital and continue as an ongoing concern, (2) increase Keflex 750 sales, (3) obtain FDA approval for its Amoxicillin PULSYS product candidate, (4) successfully reduce costs, (5) maintain compliance with its outstanding credit facility with Merrill Lynch Capital, (6) reach profitability,
(7) prove that the preliminary findings for its product candidates are valid,
(8) receive required regulatory approvals, (9) successfully conduct clinical trials in a timely manner, (10) establish its competitive position for its products, (11) develop and commercialize products that are superior to existing or newly developed competitor products, (12) develop products without any defects, (13) have sufficient capital resources to fund its operations, (14) protect its intellectual property rights and patents, (15) implement its sales and marketing strategy, (16) successfully attract and retain collaborative partners, (17) successfully commercialize and gain market acceptance for its Keflex products, (18) successfully obtain sufficient manufactured quantities of its drug products at acceptable rates, and (19) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                       ADVANCIS PHARMACEUTICAL CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS

                                   Three Months Ended              Twelve Months Ended
                                      December 31,                    December 31,
                              -----------------------------   -----------------------------
                                  2006            2005            2006            2005
                              -------------   -------------   -------------   -------------
                                       (Unaudited)
Revenues:
 Product sales                $   1,243,847   $   1,618,882   $   4,810,410   $   4,809,222
 Contract revenue                         -               -               -       4,027,778
 Reimbursement of
  development costs                       -               -               -       8,010,690
    Total revenues                1,243,847       1,618,882       4,810,410      16,847,690

Costs and expenses:
 Cost of product sales              381,836         295,678         899,601         562,009
 Research and development         6,273,581       6,268,105      25,973,844      39,729,441
 Selling, general
  and administrative              8,287,656       1,769,835      21,288,968      10,515,302
    Total expenses               14,943,073       8,333,618      48,162,413      50,806,752

Loss from operations            (13,699,226)     (6,714,736)    (43,352,003)    (33,959,062)

Interest income                     147,764         319,187         895,685       1,075,084
Interest expense                   (218,633)        (27,645)       (510,651)       (120,891)
Other income                              -          16,292         976,815          16,292
    Net loss                  $ (13,770,095)  $  (6,406,902)  $ (41,990,154)  $ (32,988,577)

Basic and diluted
 net loss per share           $       (0.44)  $       (0.22)  $       (1.38)  $       (1.20)

 Shares used in
  calculation of
  basic and diluted
  net loss per share             31,503,384      29,688,121      30,535,965      27,421,516

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            CONDENSED BALANCE SHEETS

                                                    December 31,
                                           -----------------------------
                                               2006            2005
                                           -------------   -------------
                 ASSETS
Current assets:
  Cash and cash equivalents                $  14,856,738   $  18,116,968
  Marketable securities                          522,723      11,314,090
  Restricted cash                                      -         418,244
  Accounts receivable, net                       303,514         756,764
  Notes receivable from officer                        -         121,500
  Inventories, net                             2,077,390         219,451
  Prepaid expenses and other
   current assets                              1,682,685         797,253
    Total current assets                      19,443,050      31,744,270

Property and equipment, net                   11,764,627      14,450,627
Restricted cash                                  872,180       1,182,680
Deposits and other assets                      1,548,585         884,312
Intangible assets, net                         8,377,327       9,535,003
    Total assets                           $  42,005,769   $  57,796,892

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                         $   2,285,736   $   1,686,487
  Accrued expenses and advances                7,817,224       7,071,731
  Lines of credit and short-term debt          6,888,889         895,204
  Note payable                                    75,000               -
  Deferred product revenue                       189,000               -
    Total current liabilities                 17,255,849       9,653,422

Lines of credit - noncurrent portion                   -         597,208
Note payable                                           -          75,000
Accrued severance - noncurrent portion                 -       1,235,394
Deferred contract revenue                     11,625,000      11,625,000
Deferred rent and credit on lease
 concession                                    1,252,900       1,268,857
    Total liabilities                         30,133,749      24,454,881

Commitments and contingencies
 Stockholders' equity:
  Preferred stock, undesignated                        -               -
  Common stock, par value                        363,625         297,652
  Capital in excess of par value             164,593,930     144,766,213
  Deferred stock-based compensation                    -        (623,051)
  Accumulated deficit                       (153,085,462)   (111,095,308)
  Accumulated other comprehensive
   loss                                              (73)         (3,495)
    Total stockholders' equity                11,872,020      33,342,011
    Total liabilities and
     stockholders' equity                  $  42,005,769   $  57,796,892

                       ADVANCIS PHARMACEUTICAL CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS

                                              Year Ended December 31,
                                           -----------------------------
                                               2006            2005
                                           -------------   -------------
Cash flows from operating activities:
 Net loss                                  $ (41,990,154)  $ (32,988,577)
 Adjustments to reconcile net income
  to net cash used in operating
  activities:
   Depreciation and amortization               3,919,267       4,044,419
   Stock-based compensation                    3,404,063         535,786
   Deferred rent and credit on lease
    concession                                   (15,957)         47,629
   Amortization of premium on
    marketable securities                        204,525         253,483
   (Gain) or loss on disposal of
    fixed assets                                  23,185         (16,292)
   Recognition of advance payment
    for potential sale of Keflex              (1,000,000)
   Changes in:
    Accounts and notes receivable                574,751        (406,648)
    Inventories                               (1,857,939)        (39,713)
    Prepaid expenses and other
     current assets                             (885,432)        247,136
    Deposits other than on property
     and equipment, and other assets             (30,096)        (62,394)
    Accounts payable                             599,249      (2,200,076)
    Accrued expenses and advances                534,236       3,483,910
    Deferred product and contract
     revenue                                     189,000       2,211,532
      Net cash used in operating
       activities                            (36,331,302)    (24,889,805)

Cash flows from investing activities:
 Purchase of Keflex intangible assets                  -               -
 Advance payment for potential sale
  of Keflex intangible assets                          -       1,000,000
 Purchase of marketable securities           (13,764,736)    (15,029,229)
 Sale and maturities of marketable
  securities                                  24,355,000      23,205,000
 Purchases of property and equipment             (61,296)     (1,365,088)
 Deposits on property and equipment             (489,633)       (557,793)
 Proceeds from sale of fixed assets               25,000         111,163
 Change in restricted cash                       728,744         312,390
      Net cash provided by investing
       activities                             10,793,079       7,676,443

Cash flows from financing activities:
 Proceeds from issuance of debt, net
  of issue costs                               7,792,976               -
 Payments on lines of credit                  (2,603,524)     (1,009,975)
 Proceeds from private placement of
  common stock, net of issuance
  expenses                                    16,735,804      25,844,053
 Proceeds from exercise of common
  stock options                                  352,737         100,495
      Net cash provided by financing
       activities                             22,277,993      24,934,573

Net increase (decrease) in cash and
 cash equivalents                             (3,260,230)      7,721,211

Cash and cash equivalents, beginning
 of period                                    18,116,968      10,395,757

Cash and cash equivalents, end of period   $  14,856,738   $  18,116,968

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             03/27/2007
    /CONTACT: Robert Low, Vice President, Finance & CFO, +1-301-944-6690, rlow@advancispharm.com, or Bob Bannon, Vice President, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corp./
    /Web site:  http://www.advancispharm.com
                http://www.keflex.com /
    (AVNC)